EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (No. 333-256003, No. 333‑213799, No. 333-184089, and No. 333-159006) on Form S-8, the Registration Statements (No. 333- 273860 and No. 333-273842) on Form S-3/A, and the Registration Statement (No. 333-245669) on Form S-4/A of Enterprise Bancorp, Inc. of our reports dated March 7, 2025, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Enterprise Bancorp, Inc., appearing in this Annual Report on Form 10-K of Enterprise Bancorp, Inc. for the year ended December 31, 2024.

/s/ RSM US LLP

Boston, Massachusetts
March 7, 2025